Schedule 13 G/A ALSTOM_23012004
The Securities Lawyer's Deskbook

General Rules and Regulations
promulgated
under the
Securities Exchange Act of 1934

Schedule 13G -- Information to Be Included in Statements Filed Pursuant to Rule 13d-1(b) and (c) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)


			SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*



                                     ALSTOM
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Ordinary Shares, nominal value(euro)1.25
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    021244108
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 23, 2004
-------------------------------------------------------------------------------
             (Date of Event which requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d - 1(b)
[X] Rule 13d - 1(c)
[ ] Rule 13d - 1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



      CUSIP No. 021244108
______________________________________________________________________________
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above
Persons (entities only)

      CAISSE DES DEPOTS ET CONSIGNATIONS
______________________________________________________________________________
      (2) Check the Appropriate Box if a Member of a Group (See
      Instructions)
      (a)
      (b)
______________________________________________________________________________
      (3) SEC Use Only
______________________________________________________________________________
      (4)
      Citizenship or Place of Organization

      FRANCE
______________________________________________________________________________


      				(5)Sole Voting Power
      					35,290,063

      NUMBER OF
      SHARES			(6)Shared Voting
      BENEFICIALLY			29,561,479
      OWNED BY
      EACH
      REPORTING			(7)Sole Dispositive
      PERSON WITH			35,290,063


      				(8)Shared Dispositive
      					29,561,479
______________________________________________________________________________
      (9)
      Aggregate Amount Beneficially Owned by Each Reporting Person

      64,851,542
______________________________________________________________________________
      (10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      N/A
______________________________________________________________________________
      (11)
      Percent of Class Represented by Amount in Row 9
      9,76%
______________________________________________________________________________
      (12)
      Type of Reporting Person (See Instructions)
      HC
______________________________________________________________________________
      (14)Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:
      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)
______________________________________________________________________________

CUSIP N. 021244108			13G



Item 1
      Item 1(a) Name of Issuer:

ALSTOM

      Item 1(b) Address of Issuer's Principal Executive Offices:

25, avenue Kleber, 75116 Paris


Item 2

      2(a) Name of Person Filing:

      CAISSE DES DEPOTS ET CONSIGNATIONS

      2(b) Address or Principal Business Office or, if none, Residence:

56, rue de Lille, 75356 Paris Cedex 07 SP

      2(c) Citizenship:

FRANCE

2(d) title of Class of Securities :

Ordinary Shares, nominal value (euro) 1.25 per share

      2(e) CUSIP No.: 021244108



Item 3.

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
  [ ] Broker or Dealer registered under Section 15 of the Act.

  [ ] Bank as defined in Section 3(a)(6) of the Act.

  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

  [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
  [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

  [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a) Amount Beneficially Owned: See Item 9 of Cover Pages
  	(b) Percent of class See Item 11 of Cover Pages
  	(c) Number of shares as to which such person has:

    		(i)	Sole power to vote or to direct the vote
			See Item 5 of Cover Pages
 		(ii) 	Shared Power to vote or direct the vote
			See Item 6 of Cover Pages
   		(iii)	Sole power to dispose or to direct the disposition of
			See Item 7 of Cover Pages
    		(iv)	Shared power to dispose or to direct the disposition of
			See Item 8 of Cover Pages

Item 5.

Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable


Item 8. Identification and Classification of Members of the Group

Please see Exhibit I


Item 9. Notice of Dissolution of Group

Not Applicable


Item 10. Certifications

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated
      January 23, 2004

      Signature
      Eric Flamarion

      Name/Title Director


EXHIBIT I Required by Item 8 of Schedule 13G

Caisse des depots et Consignations "CDC", the reporting person is a french Public-Sector Institution.
CDC Ixis is a subsidiary of CDC (CDC is the direct owner of 43.55% of CDC Ixis, EULIA is the direct owner of 53% of CDC Ixis and CDC is the direct owner of 50.01% of EULIA).
CDC Ixis Capital market is a wholly-owned subsidiaries of CDC Ixis.